Exhibit 99.1

December 16, 2010

Assisted Living Concepts Announces Retirement of General Counsel and Corporate Secretary

MENOMONEE FALLS, WISCONSIN – Assisted Living Concepts, Inc. (NYSE:ALC) announced that, after prior discussions, Eric B. Fonstad, Senior Vice President, General Counsel and Secretary of Assisted Living Concepts, Inc., confirmed that he intends to retire on December 31, 2010. Mr. Fonstad has been ALC’s General Counsel and Secretary since ALC became a public company in 2006.

“Eric has been an important member of our management team and we will miss his skilled counsel and his constructive and conscientious manner,” commented Laurie Bebo, President and Chief Executive Officer. “On behalf of the Board and all ALC employees, I want to thank Eric for his many contributions to ALC and to wish him all the best in his retirement. I know that he is looking forward to spending more time with his family and pursuing his other interests.”

ALC also announced that Mary Zak-Kowalczyk will become Vice President and Corporate Secretary effective December 31, 2010. Ms. Zak-Kowalczyk served as counsel for ALC’s former parent corporation from 2000 to 2006 and has been Senior Corporate Counsel of ALC since 2006.

About Us

Assisted Living Concepts, Inc. and its subsidiaries operate 211 senior living residences comprising 9,305 units in 20 states. ALC’s senior living residences typically consist of 40 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,100 people.

For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President and Chief Financial Officer
Phone: (262) 257-8999
Email: jbuono@alcco.com
Visit ALC’s Website @ www.alcco.com